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                      [BIOSHIELD TECHNOLOGIES LETTERHEAD]



January 10, 2000



Avi Mirman
White Capital Group, Ltd.
249-14 39th Avenue
Little Neck, New York 11363



Dear Avi,

As per the original consulting agreement between BioShield Technologies, Inc. and White Capital Group, Ltd., amendments to the strike prices of stock options granted to White Capital Group are as follows:

                            25,000 @  $5.00 per share
                            30,000 @  $8.00 per share
                            30,000 @ $12.50 per share
                            50,000 @ $17.00 per share

Beginning February 1, 2000, BioShield Technologies, Inc. intends to retain your services as the Company's Investor Relations Advisor for which you will receive a fee of $10,000 per month pursuant to a contract negotiated by a Designated Officer.

BioShield Technologies, Inc. agrees to make these changes in the registration statement of the next Q period. The Company also intends to amend the agreement with White Capital Group and award, at the Company's sole discretion, up to 50,000 options of eMD.com at the strike price of $4.67/share.

On behalf of BioShield Technologies, Inc., I would like to thank you for your efforts. Should you have any questions, please feel free to contact me.

Sincerely,



/s/ Timothy C. Moses
------------------------------------
Timothy C. Moses
President and CEO

TCM:mh



                5655 Peachtree Parkway, Norcross, Georgia 30092
                      Phone: 770-246-2000 Fax:770-368-0784